     As filed with the Securities and Exchange Commission on September 24, 1999

                                                      Registration No. 333-70937
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ______________________
                               AMENDMENT NO. 6 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                     The Securities Act of 1933, as amended
                           ______________________
                                  P-COM, INC.
             (Exact name of Registrant as specified in its charter)
                           ______________________
           Delaware                                             77-0289371
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                           ______________________

               3175 S. Winchester Boulevard, Campbell, CA 95008
                                (408) 866-3666
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ______________________
                               George P. Roberts
               Chairman of the Board and Chief Executive Officer
                                  P-Com, Inc.
                          3175 S. Winchester Boulevard
                              Campbell, CA 95008
                                 (408) 866-3666
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           ______________________
                                   Copy to:
                            Warren T. Lazarow, Esq.
                        Brobeck, Phleger & Harrison LLP
                             Two Embarcadero Place
                                 2200 Geng Road
                          Palo Alto, California 94303
                                 (650) 424-0160
                           ______________________
       Approximate date of commencement of proposed sale to the public:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                            ______________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     PRELIMINARY PROSPECTUS
     (SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1999)

                               8,000,000 Shares

                                  P-COM, INC.

                               ----------------

                                 COMMON STOCK

                               ----------------


          The stockholders of P-COM, Inc. listed on page 2 below are offering for resale and selling under this prospectus up to 8,000,000 shares of our common stock.


          Our common stock is traded on the Nasdaq National Market (Nasdaq
Symbol: PCMS). On September 17, 1999, the closing price of the common stock was $6.8125 per share.

                               ----------------

          You should carefully consider the risk factors commencing on page 3 before purchasing any of the common stock offered by the selling stockholders.

                               ----------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

              The date of this prospectus is  ____________, 1999.

          The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                    SUMMARY

          The common stock to be resold by the selling stockholders pursuant to this prospectus was issued by us to the selling stockholders in exchange for all outstanding shares of our Series B preferred stock and will be issued upon exercise of warrants held by the selling stockholders. The name of each selling stockholder and the number of shares of common stock and warrants held by it are set forth in the following table:

                                              Number of Shares of          Warrants to Purchase the
                                                Common  Stock            Following Number of shares of
                                              Beneficially Owned           Common Stock Beneficially
Name of Selling Stockholder                    Prior to Offering           Owned Before the Offering
--------------------------------------   ----------------------------    -------------------------------
Marshall Capital Management, Inc......            1,540,438                         372,677
Castle Creek Technology Partners LLC..            1,882,758                         455,494
Capital Ventures International........            1,711,598                         414,086

          We develop, manufacture and market systems for the transport of voice and data between the end user and a location where the information is transferred onto the broader telecommunications network. Our systems are sold to the worldwide wireless telecommunications market. Our systems are designed to satisfy the network requirements of cellular telephone service providers and digital wireless communications service providers, corporate communications, public utilities and local governments. We also provide comprehensive network services to assist customers in designing, building and optimizing the performance of their wireless communications networks. Our radio systems are sold internationally through strategic partners, providers of bundled consulting services and telecommunications equipment, manufacturers who resell our products under their brand names, distributors and directly to end-users. Our executive offices are located at 3175 S. Winchester Boulevard, Campbell, California 95008, and our telephone number is (408) 866-3666.

          We issued and sold 15,000 shares of a newly designated Series B preferred stock and warrants to purchase 1,242,257 shares of common stock to the selling stockholders in December 1998 for gross proceeds of $15 million. On June 4, 1999, in accordance with exchange agreements with the selling stockholders, we exchanged:

          . 5,134,795 shares of our common stock for all outstanding shares of our Series B Preferred Stock, and

          . new warrants having the terms set forth below for our previously outstanding warrants.

                                 RISK FACTORS

          You should carefully consider the risks described below before making an investment decision.

We may be required to redeem the common stock issued in the exchange, which might force us to raise funds through asset sales or additional financings or, failing that, render us insolvent

          If any of the following three events occur, the selling stockholders have the right under the exchange agreements to cause us to redeem the common stock issued in the exchange for a cash payment that is larger than the original issue price:

          . we fail to remove any restrictive legend from the stock certificates representing the common stock owned by a holder,

          . the amended registration statement is not effective by October 12, 1999, or

          . the amended registration statement cannot be used by a holder to resell its common stock for 10 consecutive business days or for a total of more than 20 days in any twelve month period.

The redemption price per share is equal to the higher of $4.00 and the highest closing bid price for our common stock during the period beginning on the date of the redemption notice and ending on the redemption date. If all of the common stock issued in the exchange remains outstanding for redemption and applicable limits under our credit agreement and Section 160 of the Delaware General Corporation Law do not limit redemptions, the aggregate amount of redemption payments would be at least $20,539,180, but could be much higher if the market price of our stock significantly exceeds $4.00. Making redemption payments may divert funds away from, and thus adversely affect, our business, financial condition and results of operations. If we do not have the funds available to make redemption payments, we may have to sell key operational assets or find additional financing or, if we are unable or unwilling to do that, we may become insolvent. Any of those events could have a material adverse effect on our business, financial condition, prospects and stock price.

If our credit agreement or Section 160 of the Delaware General Corporation Law prevents redemptions, we may be required to turn fixed or financial assets into liquid assets or otherwise obtain additional capital, which would materially adversely affect our business, financial condition and operating results

          In the event our credit agreement or DGCL Section 160 prevents redemption of the common stock issued in the exchange, we are required under the exchange agreements to use our best efforts to take all reasonably necessary actions not prohibited by our credit agreement and the exchange agreement to permit further redemptions. To fulfill these requirements, we may need to alter our capital structure by turning fixed or financial assets into liquid assets or otherwise obtaining additional capital. Those liquid assets would augment our capital for purposes of DGCL Section 160 and may permit us to amend our credit agreement to permit additional payments to the selling stockholders. Any actions to accomplish these purposes could materially adversely affect our business, operating results and financial condition.

We may be required to make cash payments to the selling stockholders if the registration statement of which this prospectus is a part is not declared effective on or before July 19, 1999, which payments would adversely affect our results of operations

          Pursuant to the registration rights agreement we entered into in connection with the issuance of the Series B preferred stock, as amended by the exchange agreements, we may be required to make cash payments to the selling stockholders if the registration statement of which this prospectus is a part is not declared effective on or before July 19, 1999. As of July 19, 1999, such payments would total $405,000, and would continue to accrue at a rate of $10,000 for each day after July 19, 1999 until the registration statement is declared effective. If these payments are made, they will adversely affect our results of operations.

Due to our stage of development and industry, an investment in our stock is very risky

          Because we have a limited operating history, it is difficult to evaluate our business

          Due to our limited operating history and limited resources, among other factors, profitability or significant revenue growth on a quarterly or annual basis may not occur in the future. We were founded in August 1991 and remained in the development stage until October 1993, when commercial shipments of our first product began. We have not developed a large installed base of our equipment or the kind of close relationships with a broad base of customers of a type enjoyed by older, more developed companies, which would provide a base of financial performance from which to launch strategic initiatives and withstand business reversals. In addition, we have not built up the level of capital often enjoyed by more established companies, so from time to time we may face challenges in financing our continued operation. We may not be able to successfully address these risks, which would adversely affect our results of operations and, ultimately, our stock price.

          Our stock price is volatile, so you may not be able to sell our stock at any particular time at a favorable price

          The stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price fluctuations in recent years. These fluctuations have often been unrelated to the operating performance of affected companies. The market price of our common stock may continue to decline substantially, or otherwise continue to experience significant fluctuations in the future, sometimes reaching extreme and unexpected lows, including fluctuations that are unrelated to our performance. During the 52 week period ending September 17, 1999, the market price of a share of our common stock was as low as $2 3/8 and as high as $10 3/8. These fluctuations may mean that investors may not be able to sell our common stock at a favorable price at any given time.

          We do not pay dividends, so appreciation of our stock price is the only way in which you will realize a return on your investment

          Our bank line-of-credit agreement prohibits us from paying any dividends on our common stock except dividends paid in shares of our common stock. Since our incorporation in 1991, we have not declared or paid cash dividends on our common stock, and we anticipate that any future earnings will be retained for investment in our business. Thus, the return on an investment in our common stock will likely be through resale of shares at a price higher than the price paid for those shares. As indicated above, the market for our shares may not provide an opportunity to sell our shares at a favorable price at any given time.

We rely on our existing customers, and it will materially adversely affect our operating results and financial condition if they do not support us

          A substantial amount of our products and services are purchased by a limited number of customers, so the loss of a large customer would significantly affect our results of operations

          If any of our important customers significantly reduce their purchases from us, which has been the case during the last twelve months, then this may materially adversely affect the profitability of our business and our ability to remain in business. During 1998, one customer, Orange Personal Communications Ltd., accounted for 23% of our sales and four customers accounted for approximately 42% of our sales. Six customers accounted for approximately 59% of the backlog scheduled for shipment in the twelve months subsequent to December 31, 1998.

          Our customers may cancel orders leaving us with unsaleable equipment or idle capacity

          Our customers often enter into purchase orders with us far in advance of manufacture of the equipment ordered. We have recently experienced several purchase order cancellations and deferrals. Historically, we have chosen not to harm our relationships with our customers by enforcing their obligations under purchase orders when the customer wishes to cancel an order. Cancellations of orders by customers may, depending upon the timing of the cancellation, leave us with unsaleable equipment or idle capacity, which would adversely affect our operating results and financial condition.

We may be unable to obtain additional capital needed to operate and grow our business, which could damage our financial condition and further erode our stock price

          Our future capital requirements will depend upon many factors, including development of new products and related software tools, potential acquisitions, maintenance of adequate manufacturing facilities and contract manufacturing agreements, progress of research and development efforts, expansion of marketing and sales efforts, and status of competitive products. Additional financing may not be available in the future on acceptable terms or at all. The continued existence of a substantial amount of debt could also severely limit our ability to raise additional financing. In addition, given the recent price for our common stock, if we raise additional funds by issuing equity securities, significant dilution to our stockholders could result.

          If adequate funds are not available, we may be required to restructure or refinance our debt or delay, scale back or eliminate our research and development, acquisition or manufacturing programs. We may also need to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Our inability to obtain capital, or our ability to obtain additional capital only upon onerous terms, could materially adversely affect our business, operating results and financial condition and further erode our stock price.

The common stock sold in this offering will significantly increase the supply of our common stock on the public market, which may cause our stock price to decline

          The sale into the public market of the common stock issued upon exercise of the new warrants and in the exchange could materially adversely affect the market price of our common stock. Most of the shares of our common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, all shares of common stock issuable upon exercise of the warrants will be eligible for immediate and unrestricted resale into the public market. Because the exercise price of the new warrants is below the current market price of our common stock, the sale of the common stock issued upon exercise of the warrants will be dilutive to our stockholders. Further, the new warrants contain adjustment features that may significantly decrease the exercise price of the new warrants and result in additional shares of common stock being issued upon their exercise, which would create additional dilution. The presence of these additional shares of common stock in the public market may further depress our stock price.

We may issue stock at a discount to the current market price, which would dilute our existing stockholders

          In order to raise the funds we need to execute our business plan and fund operations generally, we may continue to issue stock at a discount to the current market price. Transactions of that kind would result in dilution to our existing stockholders.

We may be forced to incur costs to restructure our business to reduce our expenses, which could materially adversely affect our results of operations and stock price

          During 1998, we generated a net loss of approximately $55.3 million. During 1997 and 1998, operating expenses increased more rapidly than we had anticipated and these increases also contributed to net losses. Should current market conditions continue to deteriorate, we may also incur net losses in subsequent periods. Recently, in response to market declines and poor performance in our sector generally and our lower than expected performance over the last several quarters, we introduced measures to reduce operating expenses. These measures included reductions in our workforce in July, September and November of 1998. Additionally, management continues to evaluate market conditions to assess the need to take further action to more closely align our cost structure with anticipated revenues. Any subsequent actions could result in additional restructuring charges, reductions of inventory valuations and provisions for the impairment of long-lived assets, which could materially adversely affect our results of operations and stock price.

The exchange will result in adverse accounting charges, which will materially adversely affect our results of operations and stock price

          The exchange will lead to an accounting charge to shareholders' equity of approximately $9.5 million in the fiscal quarter ending June 30, 1999, which will materially adversely affect our financial condition and results of operations. This charge and other potential future charges relating to the redemption of the common stock will materially adversely affect our earnings per share which may affect the market price of our common stock both currently and in future periods.

When our large fixed costs combine with significant fluctuations in our sales, large fluctuations in our results of operations may occur which could adversely affect our stock price

          A material portion of our expenses are fixed and difficult to reduce, which magnifies the effects of any revenue shortfall. In addition, to prepare for the future, we may continue to heavily invest resources in:

          .  our acquired and new businesses,
          . the development of new products and technologies, . the evaluation of these products, . expansion into new geographic markets, and . our plant and equipment, inventory, personnel and other items, in order to efficiently produce these products and to provide necessary marketing and administrative service and support.

As such, in addition to our fixed costs, our expenses will be increased by start-up costs associated with the initial production and installation of new products and technologies.

          We experience significant fluctuations in sales, gross margins and operating results. Our results of operations have also been and will continue to be influenced by competitive factors, including pricing, availability and demand for competitive products and services. These factors are difficult for us to forecast, and have materially adversely affected our results of operations and financial condition and may continue to do so. Because of our inability to predict customer orders, delays, deferrals and cancellations, we may not be able to achieve or maintain our current sales levels. We believe that period-to-period comparisons are thus not necessarily meaningful and should not be relied upon as indications of future performance. Because of all of the foregoing factors, in some future quarter or quarters, revenues will be lower than expected and our operating results and financial condition will be materially adversely affected. In addition, to the extent our results of operations are below those projected by public market analysts, the price of our common stock may continue to be materially adversely affected by this discrepancy.

We may be unable to become profitable if the selling prices of our products and services decline over time

          We believe that average selling prices and possibly gross margins for our systems and services will decline over time. If we are unable to offset declining average selling prices by comparable cost savings, our gross margins will decline, and our results or operations and financial condition would be adversely affected. Reasons for that decline in average selling prices include the maturation of our systems, the effect of volume price discounts in existing and future contracts and the intensification of competition. To offset declining average selling prices, we believe we must take a number of steps, including:

     .  successfully introducing and selling new systems on a timely basis;

     . developing new products that incorporate advanced software and other features that can be sold at higher average selling prices; and

     . reducing the costs of our systems through contract manufacturing, design improvements and component cost reduction, among other actions.

          If we cannot develop new products in a timely manner, or if our new products fail to achieve customer acceptance or do not generate higher average selling prices, then we would be unable to offset declining average selling prices.

We depend on contract manufacturers and limited sources of supply and, if they fail us, production delays could damage our customer relationships

          Our internal manufacturing capacity is very limited, and certain components, subassemblies and services necessary for the manufacture and production of our systems are obtained from a sole supplier or a small group of suppliers. As a result, we have reduced control over the price, timely delivery, reliability and quality of finished products, components and subassemblies. We have experienced problems in the timely delivery and quantity of products and certain components and subassemblies from vendors. We expect to rely increasingly on these contract manufacturers and outside vendors in the future, and they may prove undependable, stop doing business with us, or go out of business. Due to the complexity of our products, finding and educating additional or replacement vendors may be expensive and take considerable time. Our internal manufacturing capacity and that of our contract manufacturers may be insufficient to fulfill our orders, and we may be unable to obtain timely deliveries of components and subassemblies of acceptable quality. Our failure to manufacture, assemble and ship systems and meet customer demands on a timely and cost-effective basis could damage relationships with customers and our business.

If we are successful in growing our business, we may be unable to manage and integrate the expanded operations associated with revenue growth, which may increase costs and hurt profitability

          Our prior expansion has strained and continues to strain our management, financial resources, manufacturing capacity and other resources and has disrupted our normal business operations. Our ability to manage any possible future growth may depend upon significant expansion of our manufacturing, accounting and other internal management systems and the implementation of a variety of systems, procedures and controls, all of which would involve expenditures in advance of increased sales. In particular, if our business grows, we must successfully manage overhead expenses and inventories, develop, introduce and market new products, manage and train our employee base, integrate and coordinate our geographically and ethnically diverse workforce and the monitor third party manufacturers and suppliers. We have in the past and may continue to experience significant problems in these areas.

          If our business grows, any failure to efficiently coordinate and improve systems, procedures and controls, including improved inventory control and coordination with our subsidiaries, could cause continued inefficiencies, additional operational complexities and expenses, greater risk of billing delays, inventory write-downs and financial reporting difficulties. Those problems could impact our profitability and our ability to effectively manage our business.

We may have difficulty integrating and managing the businesses we have acquired, which may increase our costs and divert resources from our business

          Since April 1996, we have acquired nine complementary companies and businesses. We have encountered or expect to encounter the following problems relating to integration and management of these companies:

 . difficulty of combining                  .  impairment of relationships with
  operations and assimilating and             customers as a result of
  retaining personnel of acquired             integration of new personnel; and
  companies;

 . inability of management to maximize      .  risks of entering markets in which
  financial and strategic position            we have no or limited direct prior
  through integration of acquired             experience.
  businesses;

          Overcoming existing and potential problems may entail increased costs, additional investment and diversion of management attention and other resources, or require divestment of one or more business units, which may adversely affect our business, financial condition and operating results. Several of our acquisitions have not worked out as originally anticipated and, as a result, we have written off assets of several acquired companies.

  We may be unable to successfully acquire new businesses needed to effectively compete, or to make those businesses pay off once acquired which could impact our customer base or workforce and hurt our business

          As part of our overall strategy, we plan to continue acquisitions of or investments in complementary companies, products or technologies and to continue entering into joint ventures and strategic alliances with other companies. We compete for acquisition and expansion opportunities against many entities that have substantially greater resources. Our success in future acquisition transactions may, therefore, be limited. We also may not be able to successfully identify suitable candidates, pay for or complete acquisitions, or expand into new markets. Once integrated, acquired businesses may not achieve levels of revenues, profitability, or productivity comparable to our existing business, or the stand alone acquired company, or otherwise perform as expected.

          Also, as commonly occurs with mergers of technology companies during the pre-merger and integration phases, aggressive competitors may try to attract our customers and to recruit key employees. If we proceed with acquiring companies through the payment of cash as consideration, a substantial portion of our available cash could be used to consummate those acquisitions, as was the case with our acquisition of the Cylink Wireless Group. The occurrence of any of these events could impact our customer base or workforce and hurt our business.

  Accounting charges related to acquisitions may decrease future earnings

          Many business acquisitions must be accounted for as purchase business combinations for financial reporting purposes. Attractive acquisition candidates are high technology companies which tend to have small amounts of tangible assets and, as a result, our acquisition of such companies would result in significant goodwill. If acquired, these businesses would typically result in substantial future charges related to the amortization of that goodwill. All of our past acquisitions to date, except the acquisitions of Control Resources Corporation, RT Masts Limited and Telematics, Inc., have been accounted for as purchase business combinations, resulting in a significant amount of goodwill being amortized. Amortization expenses adversely affect our financial results.

  If our results of operations are inadequate, we may have difficulty servicing our debt, which could cause a default and acceleration of repayment of our debts

          As of March 31, 1999, our total indebtedness including current liabilities was approximately $157.2 million and our stockholders' equity was approximately $133.3 million. Our ability to make scheduled payments of the principal and interest on our indebtedness will depend on our future performance, which is subject in part to economic, financial, competitive and other factors beyond our control. We may be unable to make payments on or restructure or refinance our debt in the future, if necessary, which could lead to a default under our credit agreement and note indenture and acceleration of repayments of the debts thereunder.

          In addition, at various times since June 30, 1998, our banks have amended our line of credit to prevent violations with respect to several financial covenants. If we experience similar covenant violations in the future and are unable to adequately remedy them through amendments or otherwise, our banks can declare a default which will trigger cross defaults on the outstanding 4 1/4% convertible promissory notes and other debt instruments and accelerate repayment of our debts.

  Our customers may not pay us on time, leaving us short of funds needed to operate our business

          We may be unable to enforce a policy of receiving payment within a limited number of days of issuing bills. We have had difficulties in the past in receiving payment in accordance with our policies, particularly from customers in the early phases of business development which are awaiting financing to fund their expansion and from customers outside of the United States. The outstanding level of our accounts receivable relative to our sales has also recently increased. We may not be able to locate parties to purchase our receivables on acceptable terms or at all. Any inability to timely collect or sell our receivables could cause us to be short of cash to fund operations and could have a material adverse effect on our business, financial condition and results of operations.

  We may experience problems with product quality, performance and reliability, which may damage our customer relationships

          We have limited experience in producing and manufacturing systems and contracting for this manufacture. Our customers also require very demanding specifications for quality, performance and reliability. As a consequence, problems may occur with respect to the specifications for our systems or related software tools. If those problems occur, we could experience increased costs, delays, cancellations or reschedulings of orders or shipments, delays in collections of accounts receivable and product returns and discounts. In addition, the failure of any of our facilities to maintain or attain quality certification by the International Standards Organization could adversely affect our sales and sales growth. If any of these events occur, they might erode customer confidence and cause them to reduce their purchases from us, which would adversely impact our business and results of operations.

  The market for our products may not grow fast enough to support our level of investment, adversely affecting our results of operations

          Our future operating results depend upon the continued growth and increased availability and acceptance of advanced radio-based wireless telecommunications systems and services in the United States and internationally. The volume and variety of and the markets for and acceptance of wireless telecommunications systems and services may not continue to grow as anticipated. Because these markets are relatively new, predicting which market segments will develop and at what rate they will grow is difficult. We have recently invested additional significant time and resources in the development of new products. If the market for these new products and the market for related services for our systems fail to grow, or grow more slowly than anticipated, revenue will also fail to grow, adversely affecting our results of operations.

  We may be unable to compete successfully for customers with either competitors offering technologies similar to ours or with alternative technologies, which could adversely affect our business and results of operations

          Our wireless-based radio systems compete with other wireless telecommunications products and alternative telecommunications transmission media, including copper and fiber optic cable. We are experiencing intense competition worldwide from a number of leading telecommunications companies. Those companies offer a variety of competitive products and services and broader telecommunications product lines, which makes us more vulnerable to shifts in technology and customer preferences. Many of these companies have greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than we do. We face actual and potential competition not only from these established companies, but also from start-up companies that are developing and marketing new commercial products and services.

          Two of our primary competitors are Ericsson and Digital Microwave. Ericsson is a formidable competitor for us because they provide both consulting services and equipment they manufacture to customers as complete telecommunications solutions. Ericsson's combined consulting and product approach insulates them from competition for sales of products because, in order for customers to obtain the complete solution, Ericsson requires them to purchase the product from Ericsson, which completely forecloses our opportunity to sell products to the customer. In contrast, Digital Microwave is a product manufacturer like us, and competes directly against us for product sales to customers, which leads to downward pressure on prices we can charge for our products. If we are unable to successfully compete for customers, future growth, revenues and profitability would be adversely affected.

  Failure to respond to rapid technological change or introduce new products in a timely manner may limit our revenue growth and adversely impact our results of operations

          Rapid technological change, frequent new product introductions and enhancements, product obsolescence, changes in end-user requirements and evolving industry standards characterize the communications market. Our ability to compete in this market will depend upon our successful development, introduction and sale of new systems and enhancements and related software tools, on a timely and cost-effective basis, in response to changing customer requirements. We have experienced and continue to experience delays in customer procurement and in completing development and introduction of new systems and related software tools, including products acquired in acquisitions. Moreover, we may not be successful in selecting, developing, manufacturing and marketing new systems or enhancements or related software tools. Any inability to rapidly introduce, in a timely manner, new systems, enhancements or related software tools could have a material adverse effect on our results of operations and limit future growth.

  We have extensive international operations, in more volatile markets than the United States, and changes in these markets may undermine our business there

          In doing business in international markets, we face economic, political, regulatory, logistical, legal, financial and business environments and foreign currency fluctuations that are more volatile than those commonly experienced in the United States. Most of our sales to date have been made to customers located outside of the United States. We anticipate that international sales will continue to account for a majority of our sales for the foreseeable future. Because of the more volatile nature of these markets, the basis for our business in these markets may be frequently jeopardized, materially and adversely affecting our operations in these countries and our overall results of operations and growth.

  We are subject to extensive government regulation, which may change and harm our business

          We operate in a constantly changing regulatory environment. Radio communications are extensively regulated by the United States government, and we also are subject to foreign laws and international treaties. Our systems must conform to a variety of domestic and international requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting our development efforts and those of our customers. Many of our competitors have broader telecommunications product lines, which makes us more vulnerable than they are to regulatory changes that shift business from one product to another. As a result, those regulatory changes could make current systems obsolete, favor our competitors or increase competition. Any of those regulatory changes, including changes in the allocation of available spectrum or changes that require us to modify our systems and services, could prove costly and thus materially adversely affect our business and results of operations.

  We are the subject of, and may be the subject of additional, class action suits, which would divert significant resources away from our business

          We are a defendant in a consolidated class action lawsuit in state court. An unfavorable outcome could have a material adverse effect on our prospects and financial condition. Even if the litigation is resolved in our favor, the defense of that litigation will entail considerable cost and diversion of efforts of management, either of which are likely to adversely affect our results of operations.

  We may be unable to protect our proprietary rights, permitting competitors to duplicate our products and services or preventing us from selling our products

          We rely on a combination of patents, trademarks, trade secrets, copyrights and other measures to protect our intellectual property rights. However, these measures may not provide adequate protection for our trade secrets or other proprietary information. Any of our patents could be invalidated, circumvented or challenged, or may not provide competitive advantages to us. In addition, foreign intellectual property laws may not adequately protect our intellectual property rights abroad. Any failure or inability to protect proprietary rights could have a material adverse effect on our competitive market position and business.

          Litigation may also be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of proprietary rights of others or to defend against claims of infringement. A variety of third parties have sent correspondence to the former owner of the Cylink Wireless Group in which they allege that the Cylink Wireless Group's products may be infringing their intellectual property rights. We recently acquired Cylink. Therefore, any intellectual property litigation based upon those allegations could result in substantial costs and diversion of management attention and resources, and could prevent us from selling certain products or require us to license technology to continue selling those products. Licenses to any of that technology may not be available on acceptable terms or at all. If we are unable to sell those products or can do so only by incurring high licensing costs, our business, financial condition and results of operations would be materially adversely affected.

  Our results may suffer if we are unable to attract and retain qualified management and technical personnel

          Our highly technical business depends upon the continued contributions of key technical and senior management personnel, many of whom would be difficult to replace. Competition for qualified management, manufacturing, quality assurance, engineering, marketing, sales and support personnel is intense in our industry and geographic areas, and we may not be successful in attracting or retaining those personnel. We experience high employee turnover which is disruptive and could adversely impact our business. The loss, or failure to perform, of any key employee could materially adversely affect our customer relations and results of operations.

  Our operations and business could be disrupted and our financial condition and results of operations could be adversely affected if our systems, products or suppliers are not year 2000 ready

          The inability of our products to properly manage and manipulate data relating to the year 2000 could result in increased warranty costs, customer dissatisfaction, potential lawsuits and other material costs and liabilities. The failure of our internal systems to achieve year 2000 readiness could result in a material disruption of our operations. Any failure of the internal systems or products of our single source or large volume suppliers related to the year 2000 could have a material adverse effect on our business, financial condition and results of operations.

  Our board has the power to reject offers to acquire shares of our common stock in a change of control transaction, which may prevent our stockholders from having the opportunity to accept those offers and discourage certain offers for shares of our common stock

          The following factors give our board of directors the power to reject acquisition proposals without any input or consideration of these proposals by our stockholders:

          . concentration of share ownership in our board of directors and officers,
          .  our stockholder rights agreement,
          . our certificate of incorporation and bylaws, . our equity incentive plans, and . Delaware law.

          As a result of these factors, our board of directors could significantly delay, defer or prevent a change in control transaction involving P-Com, even if holders of our common stock might want the transaction to occur. These factors may adversely affect the voting and other rights of other holders of common stock, and prevent stockholders from receiving and accepting offers to acquire their shares that the board deems not to be in the best interest of our stockholders. In addition, the power of the board to reject those offers may discourage certain third parties from making these offers.

  We implemented an option cancellation/regrant program in July 1998, which may be dilutive of our outstanding common stock

          On July 15, 1998, we implemented an option cancellation/regrant program for all of our employees, excluding our executive officers and directors. Pursuant to that program, each participant was given the opportunity to surrender his or her outstanding options with exercise prices in excess of $5.813 per share for a new option grant for the same number of shares but with an exercise price of $5.813 per share. Options for a total of 2,745,000 shares with a weighted average exercise price of $16.45 per share were surrendered for cancellation and new options for the same number of shares were granted with an exercise price of $5.813 per share. As a result, if these new options were exercised using the net exercise provision, they could receive more shares of common stock than they otherwise would have if these options were not regranted at an exercise price of $5.813 per share. Therefore, our option cancellation/regrant program may dilute our outstanding common stock.

  Relying on forward-looking statements could cause you to incorrectly assess the risks and uncertainties in investing in our stock because our actual results could differ materially from those anticipated in forward-looking statements contained in this prospectus

          This prospectus contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and elsewhere in this prospectus.

  We may face other risks not described in the foregoing risk factors which may impair our business operations

          The risks and uncertainties described in the foregoing risk factors may not be the only ones facing us. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://p-com.com or at the SEC's web site at http://www.sec.gov.

          This prospectus is part of a registration statement (Registration No. 333-70937) we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

          We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all of the shares of common stock being registered for resale by the selling stockholders or until the shares can be sold without being so registered:

     (1) our Annual Report on Form 10-K for the year ended December 31, 1998, filed as of April 15, 1999, and amended as of April 21, 1999, May 3, 1999 and June 14, 1999;

     (2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed as of May 17, 1999 and amended as of June 14, 1999;

     (3) our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed as of August 16, 1999;

     (4) our current reports on Form 8-K filed as of July 27, 1999, August 11, 1999 and September 1, 1999 and on Form 8-K/A filed as of August 4, 1999;

     (5) the description of our common stock and Series A preferred stock contained in our registration statements on Form 8-A filed as of January 12, 1995 and on Form 8-A/A filed as of February 16, 1995, October 9, 1997, December 22, 1998, December 24, 1998 and August 25, 1999; and

     (6) all future reports and other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of each of the reports and documents. Any statement incorporated herein may modify or supersede information or statements in this prospectus.

          Upon request, we will provide without charge a copy of this prospectus, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to Corporate Secretary, P-Com, Inc., 3175 S. Winchester Boulevard, Campbell, California 95008 (telephone (408) 866-3666).

          You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

                                USE OF PROCEEDS

               We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

                                DIVIDEND POLICY

               Our credit agreement prohibits us from paying any dividend on our common stock other than dividends paid in shares of our common stock. We currently anticipate that we will retain any available funds for use in the operation of its business, and we do not anticipate paying any cash dividends in the foreseeable future.

           THE EXCHANGE OF COMMON STOCK FOR SERIES B PREFERRED STOCK

               On June 4, 1999, we exchanged 5,134,795 shares of our common stock for all 15,000 shares of our outstanding Series B Preferred Stock, such that no shares of Series B preferred stock remain outstanding. We also exchanged outstanding warrants to purchase 1,242,257 shares of common stock, which were held by the selling stockholders, for new warrants to purchase 1,242,257 shares of common stock having the terms set forth below.

               Registration of resale of common stock. In connection with the exchange, we and the holders agreed to other matters described below. We agreed to register the 5,134,795 shares of common stock exchanged for the Series B preferred stock held by holders and the 1,242,257 shares of common stock subject to the warrants by amending the registration statement on Form S-3 that we originally filed on January 21, 1999. We agreed to file this amendment by June 11, 1999, and to get the registration statement declared effective by July 19, 1999.

               Separately, upon the effectiveness of the amended registration statement, provided that that effectiveness occurs on or before July 19, 1999, the holders will waive our obligation to make payments to the holders because the registration statement was not effective on April 22, 1999 in respect to all dates after June 4, 1999. However, if the amended registration statement is not effective by July 19, 1999, we will be obligated to make payments to the holders in respect to all dates after June 4, 1999. For the period beginning June 4, 1999 and ending on July 19, 1999, such payments would total $405,000, and would continue to accrue at a rate of $10,000 for each day after July 19, 1999 until the registration statement is declared effective.

               Waiver of certain liabilities and restrictions. In connection with this exchange, the holders released us from certain liabilities and restrictions relating to the Series B preferred stock. Specifically, the holders:

               . forgave all of accrued premium through the date of the exchange;

               . waived the payments we owed through the date of the exchange because the registration statement seeking to register for resale by the holders the common shares issuable in respect of the Series B preferred stock was not effective on April 22, 1999;

               . waived all consequences of our failure to solicit by proxy the shareholder approval needed to issue more than 8,663,895 shares of common stock upon conversion of the Series B preferred stock and exercise of the warrants;

               . waived violations of the Series B preferred stock financing documents with respect to our failure to timely file Annual Report on Form 10-K for the year ended December 31, 1998;

               . waived a requirement that we make certain payments to the holders in shares of Series B preferred stock; and

               . waive any cash payments that we might otherwise be required to make to the holders because of events designated as "Override Election Events" in the certificate of designations for the Series B preferred stock which occurred prior to the date of the exchange.

               Issuance of securities; restriction on filing new registration statements. In addition, the holders waived the restrictions placed on us with respect to new issuances of securities to others before December 21, 1999 so long as each holder may participate in each new issuance in an amount up to $3,000,000 and we neither agree to file, nor actually file, a registration statement for any other securities on any date that is not at least twenty days after the amended registration statement is declared effective.

               Redemption right.  In the event that:

               . we fail to remove any restrictive legend from the stock certificates representing the common stock owned by a holder,

               . the amended registration statement is not effective by October 12, 1999, or

               . the amended registration statement cannot be used by a holder to resell its common stock for 10 consecutive business days or more than 20 days in a twelve month period,

     the relevant holders will have the right to the right to have their common stock redeemed at the higher of $4.00 per share or the highest closing price during the period beginning on the date of the holder's notice to us that it is electing to redeem the stock to the date on which we redeem their stock. On June 29, 1999, we amended our bank credit agreement to facilitate this redemption right.

               The following table sets forth the maximum aggregate amount that would be paid to redeem the common stock at various levels of redemption price per share:

               -------------------------------------------------------
                    Highest Closing Price    Redemption Amount/(1)/

               -------------------------------------------------------

               -------------------------------------------------------
                        $4.00 or less             $20,539,180
               -------------------------------------------------------
                            $5.00                 $25,673,975
               -------------------------------------------------------
                            $7.00                 $35,943,565
               -------------------------------------------------------
                           $10.00                 $51,347,950
               -------------------------------------------------------

               (1) As discussed below, we may be prevented from paying these amounts due to limitations imposed by our credit agreement or DGCL Section 160.

               In the event our credit agreement or Section 160 of the Delaware General Corporation Law prevents redemptions of the common stock issued in the exchange, we are required to use our best efforts to take all reasonably necessary actions not prohibited by our credit agreement and the exchange agreement to permit further redemptions. DGCL Section 160 prohibits a corporation from redeeming its shares for cash if the capital of the corporation is impaired or if that redemption would result in the impairment of the capital of the corporation. As amended, our credit agreement permits redemptions up to a limit of $5 million in redemption payments, but prohibits redemptions above $5 million. For example, to the extent that we are presented with redemption requests in the amount of $10 million, we will make redemptions in the amount of $5 million and then will be required to use our best efforts to take all reasonably necessary actions not prohibited by our credit agreement and the exchange agreement to permit redemption of the additional $5 million. The exchange agreements do not, in any circumstances, require redemptions that would violate our credit agreement.

               If either our credit agreement or DGCL Section 160 prevent redemptions, to fulfill this best efforts requirement, we may need to alter our capital structure by turning fixed or financial assets into liquid assets or otherwise obtaining additional capital. Those liquid assets would augment our capital for purposes of DGCL Section 160 and may permit us to amend our credit agreement to permit additional redemptions. Any actions to accomplish these purposes could materially adversely affect our business, operating results and financial condition.

               Any inability to redeem the shares of common stock issued in the exchange after a redemption notice is given, including inabilities due to our credit agreement or DGCL Section 160, shall be considered a breach of our obligation to redeem the holders' common stock, and each holder shall have all rights and remedies otherwise available to them. These rights and remedies may include actual, consequential and punitive damages, as well as court orders restricting our activities or compelling us to perform redemptions.

               Accounting Charges. The exchange will lead to an accounting charge to shareholders' equity of approximately $9.5 million in the fiscal quarter ended June 30, 1999, which will materially adversely affect our financial condition and results of operations. This charge and other future charges relating to the redemption of the common stock will materially adversely affect our earnings per share which may affect the market price of our common stock both currently and in future periods.

               Anti-Dilution Provisions in our Convertible Notes. The exchange will result in an anti-dilution adjustment to our 4 1/4% convertible promissory notes, which will result in additional shares of common stock being issued upon conversion of the notes. Specifically, the conversion price of the notes is subject to anti-dilution adjustment if we sell common stock or securities initially convertible into or exercisable for common stock, excluding certain issuances such as common stock issued under employee, director or consultant benefit plans, at a price per share less than the conversion price then in effect, such that the adjusted exercise price will be equal to:

               . the conversion price in effect immediately prior to the issuance, multiplied by
               .  the sum of
                    . the number of outstanding shares of our common stock immediately prior to the issuance, and
                    . the number of shares of common stock the consideration received for that stock issuance would purchase at the current market price (as set forth below); divided by
               .  the sum of
                    . number of shares of our common stock outstanding after the issuance, and
                    .  the number of shares common stock actually issued.

               For purposes of the notes, the current market price is defined as the average of the last sale price of our common stock on the 30 consecutive business days immediately preceding the relevant issuance of common stock.

               On June 4, 1999, which is the date of the exchange, the current market price per share of common stock was $5.098 per share. Our Board of Directors valued the price per share received for the common stock at $3.00 per share. This valuation takes into account the forgiveness of accrued premium on the Series B preferred stock in the amount of $404,384 and the reacquisition by us of Series B preferred stock having a face amount of $15,000,000 in the exchange This price per share of common stock was less than the current market price on the date of the exchange and thus resulted in an adjustment of the conversion price of the notes. The consideration per share initially deliverable upon exercise of the new warrants is $3.00 per share. This is less than the current market price on the date of the exchange and thus also resulted in an adjustment of the conversion price of the notes.

               Even though the exchange of common stock for Series B preferred stock and the exchange of new warrants for the old warrants occurred simultaneously, the indenture for the notes provides separate adjustment formulas for these two events. As a result, the adjustments must be performed separately and sequentially. As required by the indenture for the notes, we calculated the adjustments in the manner which results in the greatest downward adjustment in the conversion price: by performing the adjustment resulting from the issuance of the new warrants first, so that the denominator for such adjustment does not include the common stock. Our calculation of the two adjustments resulting from the exchange is as follows.

               The aggregate consideration for the issuance of new warrants issued in the exchange was $5,565,988. That amount aggregate consideration consisted of $3,726,771, which is the aggregate exercise price of the new warrants and $1,839,217, which is the value our board of directors ascribed to the old warrants which were exchanged for the new warrants. Such aggregate consideration would, at the current market price, purchase 1,091,798 shares of common stock. These shares, when added to the 48,966,750 shares of common stock outstanding immediately prior to issuance of the new warrants, yields a numerator of 50,058,548 for purposes of the conversion price adjustment fraction in respect of the conversion price adjustment triggered by the new warrants issuance component of the exchange. The maximum number of shares of common stock deliverable upon exercise of the new warrants at the initial exercise price thereof of $3.00 per share is 1,242,257. Thus, the denominator of the conversion price adjustment fraction is 50,209,007, which is the sum of 1,242,257 shares of common stock so deliverable upon such exercise plus 48,966,750 shares of common stock outstanding immediately prior to issuance of the new warrants. The conversion price adjustment fraction is 0.997, which, when multiplied by the conversion price of $27.46 in effect immediately prior to issuance of the common stock and the new warrants in the exchange, yields an adjusted conversion price by virtue of issuance of the warrants of $27.38.

               The aggregate offering price for the common stock issued in the exchange was $15,404,384. This aggregate offering price would, at the current market price, purchase 3,021,652 shares of common stock. These shares, when added to the 48,966,750 shares of common stock outstanding immediately prior to issuance of the common stock in the exchange, yields a numerator of 51,988,402 for purposes of the conversion price adjustment fraction in respect of the conversion price adjustment triggered by the common stock issuance component of the exchange. The denominator of the conversion price adjustment fraction is 54,101,545, which is the sum of the 5,134,795 shares of common stock plus 48,966,750 shares of common stock outstanding immediately prior to issuance of the common stock in the exchange. The conversion price adjustment fraction is 0.9609, which, when multiplied by the conversion price of $27.38 in effect after the adjustment for the issuance of the new warrants, yields an adjusted conversion price by virtue of issuance of the common stock of $26.31.

                                   WARRANTS

               The new warrants are immediately exercisable at all times prior to December 22, 2003, when they expire. The warrants may be exercised either by payment of the exercise price or by net exercise. In a net exercise of a warrant, shares of our common stock having a market value equal to the exercise price are deducted from the shares issued to the warrant holder upon exercise of the warrant and instead are withheld by us to pay the exercise price. The exercise price for the common stock underlying the warrant is $3.00 per share, which is below the closing bid price for our common stock on September 17, 1999 of $6.8125. The exercise price is subject to:

               .  adjustment to protect against dilution as described below, and

               . re-set on June 4, 2000 to the average of the closing bid prices for our common stock on the ten consecutive trading days immediately preceding June 4, 2000, if that re-set will result in a lower exercise price.

               The exercise price of the warrants is subject to anti-dilution adjustment if we issue common stock or securities convertible into or exercisable for common stock at a price per share less than the greater of the exercise price then in effect and the market price per share of our common stock on the day prior to the issuance. Certain issuances of securities, such as issuances of common stock issued under employee, director or consultant benefit plans, do not lead to an anti-dilution adjustment. If an anti-dilution adjustment occurs, the adjusted exercise price will be equal to:

               . the exercise price in effect immediately prior to the issuance, multiplied by
               .  the sum of
                    . the number of outstanding shares of our common stock immediately prior to the issuance, and
                    . the number obtained when the total consideration received by us in exchange for the stock issued is divided by the greater of the exercise price then in effect or the market price on the day prior to the issuance, divided by
               . the number of shares of our common stock outstanding after the issuance; this number will include the number of shares deemed outstanding by reason of our issuance of options or convertible securities exercisable or convertible at less than the greater of the conversion price in effect at the time of issuance of those options or convertible securities and the market price per share of our common stock on the day preceding the issuance.

     For example, assume we had 65,000,000 shares outstanding immediately prior to issuing 5,000,000 shares of common stock at a price of $4.00 per share and that the market price of our common shares on the day prior to the issuance was $5.00 per share. Also assume that the exercise price immediately prior to such issuance was $3.00 per share. The total consideration received in the issuance would be $20 million, which, when divided by the market price of $5.00 per share, yields 4,000,000 shares. The numerator of the exercise price adjustment fraction in respect of the issuance would be equal to these 4,000,000 shares plus the 65,000,000 shares outstanding immediately prior to the issuance, or 69,000,000 shares. The denominator of the exercise price adjustment fraction would be equal to the 5,000,000 shares actually issued in the issuance plus the 65,000,000 shares outstanding immediately prior to the issuance, or 70,000,000 shares. The conversion price adjustment fraction would be 0.9857, which, when multiplied by the exercise price of $3.00 in effect prior to the issuance, would yield an adjusted exercise price of $2.957.

               In addition, with respect to any securities we issue that are convertible into or exercisable for our common stock in accordance with a fluctuating or re-setting conversion or exercise price or exchange ratio, the anti-dilution adjustment described above will be made on the date of issuance of those securities as though:

               . all holding periods and other conditions to the discounts contained in the securities have been satisfied, and
               . the market price of our common stock on the date of exercise, conversion or exchange of the securities was 80% of the market price of our common stock on the date the securities were issued.

     For example, assume that on September 1, 1999, we issued $10 million of convertible preferred stock that converts into common stock at a conversion price equal to the lower of $4.00 and the market price on the conversion date. Also assume we had 65,000,000 shares outstanding immediately prior to issuing the preferred stock, that the market price of our common shares on the day prior to the issuance was $4.00 per share, and that the exercise price of the warrant immediately prior to such issuance was $3.00 per share. The total consideration received upon the issuance would be $10 million, which, when divided by the current market price of $4.00 per share, yields 2,500,000 shares. The numerator of the exercise price adjustment fraction in respect of the issuance would equal these 2,500,000 shares plus the 65,000,000 shares outstanding immediately prior to the issuance, or 67,500,000 shares. The denominator of the exercise price adjustment fraction is the 65,000,000 shares outstanding immediately prior to the issuance plus the number of shares that would be issued upon conversion. On September 1, 1999, the conversion price would be deemed to be the lower of $4.00 and 80% of the market price on the date of issuance, or $3.20 per share. When $10 million is divided by $3.20 per share, the result is 3,125,000. The denominator of the exercise price adjustment fraction is the 3,125,000 shares deemed issued on September 1, 1999 plus the 65,000,000 shares outstanding immediately prior to the issuance, or 68,125,000 shares. The conversion price adjustment fraction is 0.9908, which, when multiplied by the exercise price of $3.00 in effect prior to the issuance, yields an adjusted exercise price of $2.972 as of September 1, 1999.

               If there is a change at any time in:

               . the amount of additional consideration payable to us upon exercise of the securities, or
               . the rate at which the securities are convertible into our common stock, other than changes in such rate by reason of provisions designed to protect against dilution,

     the exercise price of the warrants shall be readjusted to the exercise price that would have been in effect had such change been in effect at the time the securities were issued. This adjustments described in this paragraph will not be made with respect to securities issued under employee, director or consultant benefit plans so long as the issuance of the securities is approved by a majority of our non-employee directors.

               Under the terms of the warrants, the total number of shares of common stock issuable upon exercise of the warrants and upon conversion of the Series B preferred is limited to 8,706,843 shares. As 5,134,795 shares of common stock were issued to the selling stockholders in exchange for their Series B preferred stock in the exchange, the total number of shares of common stock issuable upon exercise of the new warrants is limited to 3,571,688 shares. We are not obligated to obtain a stockholder vote to remove that limit. In addition, to the extent the holder of a warrant determines that exercise of its warrant would cause it to own in excess of 4.9% of our outstanding common stock, that warrant will not be exerciseable.

               In the event we merge with any other company, the warrantholders are entitled to the choices described below as to the consideration they will receive in the merger or consolidation. If we merge with a public company meeting the threshold criteria set forth below and our common stock will be exchanged for common stock of the acquiror or its parent company, the warrant holders will be entitled to receive in the merger the consideration they would have received had they exercised their warrants the day before the public announcement of the merger at the exercise price in effect on that day. The threshold criteria are:

               . the securities the holder would receive are publicly traded, . the average daily trading volume of the exchange securities over the 90 day period immediately preceding announcement of the transaction was greater than $2,000,000,
               . the historical 100 day volatility of the exchange securities during the period ending on the date of announcement of the transaction is no greater than 50%, and
               . the last sale price of the exchange securities on the date immediately preceding the date on which the transaction is public disclosed is not less than 65% of last sale price of the exchange securities on any day during the 20 day period ending on that date.

               If we merge with a private company or a public company not meeting the threshold criteria, the warrant holders will be entitled, at their option:

               . to retain their warrants, which will thereafter convert into common stock of the surviving company, or
               .  receive either
                    . the consideration they would have received had they exercised their warrants the day before the public announcement of the merger or
                    .  125% of the Black-Scholes amount.

               The Black-Scholes amount is the value of an option to purchase one share of common stock as calculated on the Bloomberg online page using the following values:

               . the market price on the day prior to the date of notice of the transaction,
               . volatility equal to the historical 100 day volatility of the our common stock during the period preceding the date of notice of the transaction,
               . a risk free interest rate equal to the rate on U.S. treasury bill or treasury notes having a maturity similar to the term of the warrant on the date of the notice of the transaction, and
               . an exercise price equal to the exercise price on the date of notice of the transaction.

               If we declare or make a distribution of assets to our common stockholders, then the warrant holders will be entitled to exercise their warrants and receive the amount of those assets that the holder would have been entitled to had it been a common stockholder on the record date for determining shares entitled to the distribution. We have agreed to use our best efforts to list the common stock issuable upon exercise of the warrants on a major securities exchange so long as our other common stock is so listed.

                             SELLING STOCKHOLDERS

               The selling stockholders, Marshall Capital Management, Inc., Castle Creek Technology Partners LLC and Capital Ventures International, acquired shares of Series B preferred stock and warrants on December 22, 1998 pursuant to set of financing agreements. The selling stockholders acquired shares of our common stock and new warrants on June 4, 1999 pursuant to exchange agreements between us and each of them. None of the selling stockholders own any other shares of preferred stock of P-Com, and no selling stockholder has held any office or position, or had any other material relationship with P-Com within the past three years. The number of shares of common stock and warrants owned by each selling stockholder is set forth in the following table:

                                     Number of Shares      Number of
                                       of Series B         Shares of           Number of                             Percentage of
                                      Preferred Stock     Common Stock         Shares of         Total Number         Outstanding
                                       Beneficially       Beneficially        Common Stock        of Shares of         Common
                                          Owned              owned            Issuable upon         Common            Stock as of
                                       Prior to the        After the           Exercise of       Stock held by        September
Name of Holder                          Exchange            Exchange           Warrants/1/         Holder/2/           17, 1999
-------------------------------      ----------------     ------------        --------------     --------------      -------------
Marshall Capital Management,
 Inc............................         4,500            1,540,438              372,677            1,913,115            2.97%
Castle Creek Technology
 Partners LLC...................         5,500            1,882,758              455,494            2,338,252            3.63%
Capital Ventures International..         5,000            1,711,598              414,086            2,125,684            3.30%

          (1) The number of shares issuable upon exercise of the new warrants set forth above assumes that no anti-dilution adjustment is made.
          (2) This number assumes exercise of the new warrants on September 17, 1999.

          To help ensure our compliance with the registration rights agreement and the exchange agreements, we have chosen to register for resale by the selling stockholders 8 million shares of common stock on behalf of the selling stockholders. If the warrants were exercised as of September 17, 1999, only 6,377,051 shares of common stock would be issued and available for resale under this prospectus. However, we cannot determine the exact number of shares of common stock that we will ultimately issue upon exercise of the warrants additional shares of common stock may be issued upon exercise of the new warrants if an anti-dilution adjustment occurs with respect to the new warrants. See "Warrants." For this reason, we may not issue the entire 8 million shares of common stock covered by this prospectus. The 8 million shares covered by this prospectus represent approximately 12.43% of our outstanding shares of common stock as of September 17, 1999.

          The following table sets forth the aggregate number of shares of common stock beneficially owned by each selling stockholder as of September 17, 1999 and the percentage of all shares of common stock held by that selling stockholder before and after giving effect to the offering based on 64,356,867 shares of common stock outstanding as of September 17, 1999. We considered the following factors and made the following assumptions regarding the table:

          . beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and including any securities that grant the selling securityholders the right to acquire common stock within 60 days of September 17, 1999; and

          . the selling stockholders will sell all of the securities offered by this prospectus.

          Notwithstanding these assumptions, the selling stockholders may sell less than all of the shares listed on the table. Each selling stockholders will determine the number of shares of common stock that they will sell. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Lastly, anti-dilution adjustments with respect to the new warrants may occur that cause the number of shares of our common stock to be issued upon exercise of the new warrants to increase, which would cause the number of shares to be resold under this prospectus to increase. See "Warrants." Accordingly, we cannot determine with certainty the number of shares of common stock that the selling stockholders will sell under this prospectus.

                                               Number of Shares         Percent of                                 Percent of
                                                of Common Stock      Outstanding Shares    Number of Shares        Outstanding
                                              Beneficially Owned     Beneficially Owned   Beneficially Owned    Shares Beneficially
Name of Selling Stockholder                    Prior to Offering     Before the Offering   After the Offering   After the Offering
-----------------------------------------      -----------------     -------------------   ------------------   ------------------
Marshall Capital Management, Inc.........         1,913,115 (1)             2.97%                    0                  0%
Castle Creek Technology Partners LLC.....         2,338,252 (2)             3.63%                    0                  0%
Capital Ventures International...........         2,125,684 (3)             3.30%                    0                  0%

-----------------------------

1. Consists of 1,540,438 shares of common stock issued in the exchange and 372,677 shares of common stock issuable upon the exercise of warrants. Marshall Capital Management, Inc. is an indirect, wholly owned subsidiary of Credit Suisse First Boston Group, which is a publicly held Swiss financial services company. The direct and indirect parent companies of Marshall Capital Management, Inc. may be deemed to be beneficial owners of the securities. The direct and indirect parent companies of Marshall Capital Management, Inc. disclaim that beneficial ownership.
2. Consists of 1,882,758 shares of common stock issued in the exchange and 455,494 shares of common stock issuable upon the exercise of warrants. Pursuant to a management agreement, Castle Creek Partners LLC may be deemed to beneficially own the securities held by Castle Creek Technology Partners LLC. Castle Creek Partners LLC disclaims that beneficial ownership. John Ziegelman and Daniel Asher, as managing members of Castle Creek Partners LLC, may be deemed to be beneficial owners of the securities. Messrs. Asher and Ziegelman disclaim that beneficial ownership.
3. Consists of 1,711,598 shares of common stock issued in the exchange and 414,086 shares of common stock issuable upon the exercise of warrants. Heights Capital Management, Inc., a Delaware corporation, the investment manager for Capital Ventures International, has voting control and investment discretion over transactions by Capital Ventures International.

          The shares of common stock underlying the warrants presented in the table is based on the number of shares of common stock issuable upon exercise of the warrants that is in effect on the date of this prospectus. The actual number of shares of common stock will we issue is indeterminable as of the date of this prospectus and is subject to future adjustments.

                             PLAN OF DISTRIBUTION

          We will not receive any proceeds from the sale of the common stock through this prospectus. We have agreed to pay the expenses of registration of the common stock offered hereby, including legal and accounting fees, but excluding underwriter's discounts and commissions, if any.

          The offered shares may be sold from time to time at

          .  negotiated prices,
          .  fixed prices which may be changed,
          . market prices prevailing at the time of sale or . prices related to prevailing market prices.

          The selling stockholders may effect those transactions

          . in privately negotiated sales in the over-the-counter market or any exchange On which the securities are listed,

          . by selling the shares through broker-dealers, including circumstances in which brokers or dealers attempt to sell the shares to third parties, but, if they are initially unable to do so, they may purchase the shares themselves and resell the shares as principal, and

          . in one or more underwritten offerings on a firm commitment or best effort basis.

          Sales of selling stockholders' shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

          To the extent required under the Securities Act, the following information will be set forth in a post-effective amendment to this prospectus:

          . the aggregate amount of selling stockholders' shares being offered and the terms of the offering,

          . the names of any agents, brokers, dealers, transferees or underwriters, and

          . any applicable fee or commission with respect to a particular offer.

          Each selling stockholder will be responsible for paying compensation owed by it to any underwriters, dealers, brokers or agents participating in the distribution of its shares, regardless of whether that compensation is in the form of underwriting discounts, concessions, commission or fees. This compensation might be in excess of customary commissions. The aggregate proceeds to a selling stockholder from the sale of its shares offered by this prospectus will be the purchase price of those shares less any discounts or commissions.

          If selling stockholders pledge, hypothecate or grant a security interest in some or all of the shares, then the pledgees, secured parties or persons to whom those securities have been hypothecated shall, upon foreclosure in the event of default, shall be named as selling stockholders in a supplement or post-effective amendment to this prospectus. Similarly, if the selling stockholders transfer, pledge, donate or assign shares to lenders or others, then each of those persons will be named as a selling stockholder in a supplement or post-effective amendment to this prospectus. The number of shares beneficially owned by the selling stockholders will decrease if and when a selling stockholder transfers, pledges, donates or assigns shares. The plan of distribution for selling stockholders' shares sold by this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus. There is, however, no assurance that any selling stockholder will sell any or all of the shares described in this prospectus.

          A selling stockholder may also use this prospectus in the following ways:

          . to enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer those shares, and

          . to loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

          The selling stockholders, any underwriter, any broker-dealer or any agent that participates with the selling stockholders in the distribution of the shares may be deemed to be "underwriter" within the meaning of the Securities Act. As a result thereof, any discounts, commissions or concessions received by them and any profit on the resales of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

          To comply with securities laws of certain states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

          Pursuant to a registration rights agreement entered into in connection with the Series B preferred stock financing, as impacted by the exchange agreement, we have agreed to keep the registration statement of which this prospectus is a part continuously effective until the earlier of the date that all of the shares issued in the exchange or upon exercise of the new warrants have been resold or until all those shares are immediately freely saleable under Rule 144. In this regard, we are required to supplement and/or amend the registration statement of which this prospectus is a part if more shares than are registered for resale hereby are issued or issuable upon exercise of the new warrants or to supplement or change the selling stockholders hereunder.

          The registration rights agreement requires us to indemnify the selling stockholders, any underwriter and the respective directors, officers, partners, members, employees, agents and controlling persons of each selling stockholder against certain liabilities in connection with the offer and sale of the shares hereunder, including under the Securities Act. Similarly, each selling stockholder is required to indemnify us and our directors, the officers who sign the registration statement of which this prospectus is a part, our employees, agents and controlling persons against certain liabilities in connection with the offer and sale of the shares hereunder, including the Securities Act, to the extent that liability occurs as a result of reliance with written information furnished to us by that selling stockholder expressly for use in connection with the registration statement of which this prospectus is a part. To the extent this indemnification is prohibited, the selling stockholders and we are required to contribute to payments the parties may be required to make in respect of otherwise indemnifiable claims.

                                 LEGAL MATTERS

          The validity of the common stock offered in this prospectus and certain other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 64,000 shares of our common stock.

                                    EXPERTS

          The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been so incorporated by reference in the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Cover Page..................................................      1
Summary................................................................      2
Risk Factors...........................................................      3
Where You Can Find More Information....................................     16
Use of Proceeds........................................................     17
Dividend Policy........................................................     17
The Exchange of Common Stock for Series B Preferred Stock..............     17
Warrants...............................................................     21
Selling Stockholders...................................................     24
Plan of Distribution...................................................     26
Legal Matters..........................................................     28
Experts................................................................     29


                               8,000,000 Shares


                                  P-COM, INC.
                                 common stock


                           ________________________

                                  PROSPECTUS

                           ________________________


                               ___________, 1999

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14        Other Expenses of Issuance and Distribution.

               All expenses incurred in connection with the issuance and distribution of the securities being registered for resale will be paid by the Registrant. The following is an itemized statement of these expenses. All amounts except Securities and Exchange Commission and Nasdaq Stock Market listing fees and the placement agent fee to PaineWebber Incorporated are estimates.

       Registration Statement-SEC................................... $   25,806.31
       Nasdaq listing fee........................................... $      17,500
       Printing and engraving....................................... $      15,000
       Legal fees................................................... $     325,000
       Accounting fees and expenses................................. $     100,000
       Placement agent fee to PaineWebber Incorporated               $     657,754
       Miscellaneous................................................ $  300,000.69
                                                                       -----------
               Total................................................ $   1,441,061
                                                                       ===========

Item 15        Indemnification of Directors and Officers.

               Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit that indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant's bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into Indemnification Agreements with its officers and directors which are intended to provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to the underwriting agreements, the purchase agreements and registration rights agreements entered into in connection with P-Com's three public offerings, P-Com's nine acquisitions, the sale of the 4 1/4% convertible promissory notes, the sale of the Series B preferred stock, the warrants and the exchange agreements, each of which contains provisions indemnifying officers and directors of P-Com and other persons against certain liabilities, including, in some cases, those arising under the Securities Act.

Item 16        Exhibits.

     Exhibit      Description
     -------      -----------
      No.
      ---
      3.2         Restated Certificate of Incorporation, as filed with the
                  Delaware Secretary of State filed on March 9, 1995*

      3.2A Certificate of Amendment of Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on June 16, 1997*

      3.2C Certificate of Designation for the Series A Junior Participating preferred stock, as filed with the Delaware Secretary of State on December 21, 1998*

      3.2D Certificate of Designation for the Series B Convertible Participating preferred stock, as filed with the Delaware Secretary of State on December 21, 1998*

      3.2E Certificate of Correction of Certificate of Designations for the Series B Convertible Participating preferred stock, as filed with the Delaware Secretary of State on December 23, 1998*

      4.1         Specimen of common stock Certificate*

      4.8 Amended and Restated Rights Agreement, dated as of December 21, 1998, between P-Com and BankBoston, N.A.*

      5.1         Opinion of Brobeck, Phleger & Harrison LLP*

      10.22B Low Capacity Digital Radio Agreement dated February 13, 1995 by and between P-Com and Siemens*

      10.38 Securities Purchase Agreement dated as of December 21, 1998 by and among P-Com and the purchasers listed therein*

      10.39 Registration Rights Agreement dated as of December 21, 1998 by and among P-Com and the purchasers listed therein*

      10.48A Agreement between P-Com, Inc. and Marshall Capital Management, Inc., dated as of June 4, 1999.**

      10.48B Agreement between P-Com, Inc. and Castle Creek Technology Partners LLC, dated as of June 4, 1999.**

      10.48C Agreement between P-Com, Inc. and Capital Ventures International, dated as of June 4, 1999.**

      10.49A Warrant to purchase shares of common stock, dated as of June 4, 1999, issued by P-Com to Marshall Capital Management, Inc.**

     Exhibit      Description
     -------      -----------
      No.
      ---

      10.49B Warrant to purchase shares of common stock, dated as of June 4, 1999, issued by P-Com to Castle Creek Technology Partners LLC**

      10.49C Warrant to purchase shares of common stock, dated as of June 4, 1999, issued by P-Com to Capital Ventures International**

      23.1        Consent of Independent Accountants (PricewaterhouseCoopers
                  LLP)

      23.2        Consent of Brobeck, Phleger & Harrison LLP (included in
                  Exhibit 5.1)*

      23.3        Consent of Independent Accountants (PricewaterhouseCoopers
                  LLP)

      24.1 Powers of Attorney (including in the signature page of this registration statement)*

  * Previously filed.
  ** Incorporated by reference to the Form 8-K filed June 8, 1999.

Item 17        Undertakings.

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission that sort of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, P-Com, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 6 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on the 24th day of September, 1999.

                                     P-COM, INC.


                                     By:  /s/ George P. Roberts
                                        ----------------------------------------
                                        George P. Roberts, Chairman of the Board
                                        and Chief Executive Officer

                               INDEX TO EXHIBITS

       Exhibit No.  Description
       -----------  -----------

          3.2 Restated Certificate of Incorporation, as filed with the Delaware Secretary of State filed on March 9, 1995*

          3.2A Certificate of Amendment of Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on June 16, 1997*

          3.2C Certificate of Designation for the Series A Junior Participating preferred stock, as filed with the Delaware Secretary of State on December 21, 1998*

          3.2D Certificate of Designation for the Series B Convertible Participating preferred stock, as filed with the Delaware Secretary of State on December 21, 1998*

          3.2E Certificate of Correction of Certificate of Designations for the Series B Convertible Participating preferred stock, as filed with the Delaware Secretary of State on December 23, 1998*

          4.1       Specimen of common stock Certificate*

          4.8 Amended and Restated Rights Agreement, dated as of December 21, 1998, between P-Com and BankBoston, N.A.*

          5.1       Opinion of Brobeck, Phleger & Harrison LLP*

          10.22B Low Capacity Digital Radio Agreement dated February 13, 1995 by and between P-Com and Siemens*

          10.38 Securities Purchase Agreement dated as of December 21, 1998 by and among P-Com and the purchasers listed therein*

          10.39 Registration Rights Agreement dated as of December 21, 1998 by and among P-Com and the purchasers listed therein*

          10.48A Agreement between P-Com, Inc. and Marshall Capital Management, Inc., dated as of June 4, 1999.**

          10.48B Agreement between P-Com, Inc. and Castle Creek Technology Partners LLC, dated as of June 4, 1999.**

          10.48C Agreement between P-Com, Inc. and Capital Ventures International, dated as of June 4, 1999.**

          10.49A Warrant to purchase shares of common stock, dated as of June 4, 1999, issued by P-Com to Marshall Capital Management, Inc.**

          10.49B Warrant to purchase shares of common stock, dated as of June 4, 1999, issued by P-Com to Castle Creek Technology Partners LLC**

          10.49C Warrant to purchase shares of common stock, dated as of June 4, 1999, issued by P-Com to Capital Ventures International**

          23.1      Consent of Independent Accountants (PricewaterhouseCoopers
                    LLP)
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          23.2      Consent of Brobeck, Phleger & Harrison LLP (included in
                    Exhibit 5.1)*

          23.3      Consent of Independent Accountants (PricewaterhouseCoopers
                    LLP)

          24.1 Powers of Attorney (including in the signature page of this registration statement)*

     *Previously filed.
     ** Incorporated by reference to the Form 8-K filed June 8, 1999.